Baltic International USA, Inc.
           6002 Rogerdale Road, Suite 500, Houston, Texas  77072


                               NEWS RELEASE

Contact:
     Baltic International USA, Inc.
     David A. Grossman, Chief Executive Officer
       and Chief Financial Officer
     Telephone:  (713) 961-9299
     Facsimile:  (713) 482-0099
     Email:  dgrossman@baltic-intl.com


FOR IMMEDIATE RELEASE

                     Baltic Announces Letter of Intent to
                              Form Joint Venture


HOUSTON, Texas, August 9, 2010 -- Baltic International USA, Inc.
(Pink Sheets: BISA) announced today that the Company has signed a letter of intent with Rhodes Holdings LLC to implement a business plan providing bridge capital and consulting to small-cap publicly traded companies.

The new joint venture will be managed by Rhodes Holdings LLC's managing member, Robert C. Rhodes, whose experience working with publicly-traded companies as CEO, board member, investor and consultant provides the basis for the joint venture's business plan. The business plan focuses on the following bridge events: Pink Sheet, non-reporting public companies transitioning to financial audits and disclosure; OTC:BB public companies, with no burn rate and profitable operations, that have specific projects with a high operational return; and private companies filing SEC registration statements to become reporting public companies.

David Grossman, Baltic's Chief Executive Officer, said, "Although Baltic has just recently negotiated with Mr. Rhodes, I have personally worked in conjunction with Mr. Rhodes in various capacities since 2005. Mr. Rhodes' attention to detail, ability to raise funds, and implement a bridge transaction is very important to the future success of our joint venture."


About Baltic International USA, Inc.

Baltic International USA, Inc. (www.baltic-intl.com) is a Texas corporation that has provided capital, management, and technical services to start-up and established private companies. In most instances, we are directly involved in management and in all instances assist in allocation of capital either directly from us or through the investment of third parties.

About Rhodes Holdings LLC

Rhodes Holdings LLC (www.rhodes-holdings.com, "RHL") provides management consulting services that allow its clients to seek financing through the public markets, either through mezzanine debt, equity, or bank debt. RHL management consulting is provided within the framework of its copyrighted and RHL Methodology documented.


This document may contain forward-looking information. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate.